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As filed with the Securities and Exchange Commission on December 22, 2005

Registration Statement No. 333

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

NOVA CHEMICALS CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	2865, 2869, 2821, 5169	None
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

1000 - 7th Avenue S.W., Calgary, Alberta, Canada T2P 5L5 (403) 750-3600
(Address and telephone number of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address (including zip code), and telephone number (including area code) of agent for service in the United States)

Copies to:

Jack S. Mustoe, Esq. General Counsel NOVA Chemicals Corporation 1550 Coraopolis Heights Road Coraopolis, PA 15108 (412) 490-4000	Alan Talkington, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 (415) 773-5700

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.
☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.
☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Senior Floating Rate Notes	U.S. $400,000,000	100%	U.S. $400,000,000	U.S. $42,800

(1)
Estimated solely for purpose of calculating the registration fee.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

NOVA Chemicals Corporation

Offer to Exchange

Senior Floating Rate Notes Due November 15, 2013
Which Have Been Registered Under
the Securities Act of 1933
for
$400,000,000 Outstanding Unregistered
Senior Floating Rate Notes Due November 15, 2013
(CUSIP Nos. 66977WAG4 and C67111AC5)

The exchange offer will expire at 5:00 p.m.,
New York City time, on                        , 2006, unless extended.

Material Terms of the Exchange Offer:

  •
  We are offering to exchange $400,000,000 aggregate principal amount of registered senior floating rate notes due November 15, 2013 for $400,000,000 aggregate principal amount of unregistered senior floating rate notes due November 15, 2013.

  •
  The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the original notes are not applicable to the new notes.

  •
  Subject to the satisfaction or waiver of specified conditions, NOVA Chemicals Corporation will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The exchange of old notes for new notes in the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See "Certain Material United States Federal Income Tax Considerations."

  •
  We will not receive any proceeds from the exchange offer.

        Investing in the new notes involves risks. See "Risk Factors" beginning on page 7 of this prospectus for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

        Owning the notes may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion beginning on page 42.

        Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are currently organized under the federal laws of Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and many of our assets are located in Canada.

        Prospective investors should be aware that, during the period of the exchange offer, we or our affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

        No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

        There is no market through which the old notes or new notes may be sold, and holders may not be able to resell such notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is            , 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information we previously filed with the SEC and securities commissions or similar authorities in Canada and incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

i

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Any person receiving a copy of this prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to the Corporate Secretary of NOVA Chemicals at its United States operating center and executive office: 1550 Coraopolis Heights Road, Coraopolis, Pennsylvania, United States 15108. Telephone number: (412) 490-4000.

        The following documents filed with the securities commission or similar authority in each of the provinces and territories of Canada, are specifically incorporated by reference in, and form an integral part of, this prospectus:

  (a)
  NOVA Chemicals' Annual Information Form dated March 1, 2005;

  (b)
  NOVA Chemicals' Management Proxy Circular dated February 16, 2005 excluding those portions thereof which appear under the headings "Report on Executive Compensation — Composition of the Human Resources Committee," "Report on Executive Compensation — Report of the Human Resources Committee," "Report on Executive Compensation — Total Return Performance," "Report of the Audit, Finance and Risk Committee," "Corporate Governance" and under Annex 1 and Annex 2 (which portions shall be deemed not to have been filed as part of, or incorporated by reference in, this prospectus);

  (c)
  NOVA Chemicals' audited consolidated financial statements as at and for the years ended December 31, 2004, 2003 and 2002 and related notes, together with the auditors' report thereon and management's discussion and analysis of financial condition and results of operations for the years then ended; and

  (d)
  NOVA Chemicals' unaudited interim consolidated financial statements as at and for the three and nine months ended September 30, 2005 and related notes, together with management's discussion and analysis of financial condition and results of operations for the periods then ended.

        Any documents of the type referred to above and any material change reports (excluding confidential material change reports) subsequently filed by us with a securities commission or similar regulatory authority in Canada after the date of this prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this prospectus. Any report we file with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this prospectus if and to the extent provided in such document.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

ii

AVAILABLE INFORMATION

        We have filed with the SEC under the Securities Act, a Registration Statement on Form F-10 relating to the notes, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in such Registration Statement, to which reference is made for further information.

        We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information concerning us can be inspected and copied at the public reference facility maintained by the SEC at SEC Headquarters, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's website at www.sec.gov.

        We also file information, such as periodic reports and financial information, with the Canadian securities administrators. This information may be accessed at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

        We are a corporation organized under the federal laws of Canada. Some of our directors and officers and some of the experts named in this prospectus reside principally in Canada. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws, because all or a substantial portion of our assets and the assets of these persons are located outside the United States. We have been advised by Jack S. Mustoe, our general counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

PRESENTATION OF FINANCIAL INFORMATION

        The consolidated financial statements included or incorporated by reference in this prospectus are reported in U.S. dollars but have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada. Canadian GAAP differs in certain respects from U.S. GAAP. Note 25 to our annual consolidated financial statements for the year ended December 31, 2004 summarizes the effect on our consolidated financial statements of the principal differences between GAAP in Canada and in the United States.

MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data included or incorporated by reference in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications, including data from Chemical Market Associates, Inc. (CMAI), Nexant Chem Systems and the American Plastics Council, petrochemical industry consultants. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

        Unless otherwise indicated, when we present relative market rankings in this prospectus we include each producer's capacity, including any known capacity it has through ownership of joint venture interests.

iii

EXCHANGE OFFER SUMMARY

        This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of the new notes and the exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you. Unless otherwise indicated or required by the context, as used in this prospectus, the terms "we," "our" and "us" refer to NOVA Chemicals Corporation and all of its subsidiaries and joint ventures that are consolidated under Canadian GAAP and all references to "$" are to U.S. dollars.

        We are a major petrochemical producer with strategic market positions in North America in ethylene, polyethelene, styrene and styrenic polymers. We operate two commodity plastics and chemical businesses: Olefins/Polyolefins and Styrenics. Our Olefins/Polyolefins business is North America's sixth largest producer of ethylene and fifth largest producer of polyethylene. Our Styrenics business is North America's largest, and the world's sixth largest, producer of styrene monomer. We are also North America's largest, and the world's third largest, producer of styrenic polymers. In addition, on October 1, 2005 we merged our European styrenic polymers business into a 50:50 joint venture with Innovene, British Petroleum's olefins and derivatives business, named NOVA Innovene, which operates seven facilities in Europe. On October 7, 2005, U.K. based INEOS announced plans to acquire Innovene. We do not expect this acquisition to have any immediate effect on NOVA Innovene. Our products are used in a wide range of applications, including rigid and flexible packaging, containers, plastic bags, plastic pipe, electronics, appliances, automotive components and other industrial and consumer goods. Our products are manufactured at 14 sites in North America and one in South America.

Summary of the Terms of the Exchange Offer

General	On October 31, 2005, we completed a private offering of $400 million aggregate principal amount of our Senior Floating Rate Notes due November 15, 2013. In connection with the private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.
The exchange offer
We are offering to exchange $1,000 principal amount of our registered Senior Floating Rate Notes due November 15, 2013, which we refer to as the "new notes," for each $1,000 principal amount of our unregistered Senior Floating Rate Notes due November 15, 2013, which we refer to as the "old notes."

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See "The Exchange Offer — Terms of the Exchange Offer."

Upon completion of the exchange offer, there may be no market for the new notes and you may have difficulty selling them. See "Risk Factors — Your ability to resell the new notes may be limited by a number of factors."
Expiration date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2006 unless we extend it. In that case, the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer. We expect that the expiration date will not be later than , 2006.
Procedures for participating in the exchange offer	If you wish to participate in the exchange offer, you must either:
• complete, sign and date an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or
• arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book-entry transfer.

Then you must mail, fax or deliver this documentation together with the old notes you wish to exchange and any other required documentation to U.S. Bank National Association, which is acting as the exchange agent for the exchange offer. The exchange agent's address appears on the letter of transmittal. By tendering your old notes in either of these manners, you will represent to and agree with us that:
• you are acquiring the new notes in the ordinary course of your business;
• you are not engaged in, and you do not intend to engage in, the distribution (within the meaning of the Securities Act) of the new notes;
• you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and
• you are not an "affiliate," as defined in Rule 405 under the Securities Act, of NOVA Chemicals.
See "The Exchange Offer — Procedures for Tendering."

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."
Resale of new notes
We believe that you may resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear above under the heading "— Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC expressed in the SEC's no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, you could incur liability under the Securities Act. We are not indemnifying you for any liability under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.
Special procedures for beneficial owners
If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Guaranteed delivery procedures
If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, or the procedures for book-entry transfer cannot be completed on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under "The Exchange Offer — Guaranteed Delivery Procedures."
Acceptance of your old notes and delivery of the new notes
We will accept for exchange any and all old notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date after the expiration date.
Withdrawal rights	You may withdraw the surrender of your old notes at any time prior to the expiration date.
Appraisal rights
You will not be entitled to any appraisal or dissenters' rights nor any other right to seek monetary damages in court in connection with the exchange offer. See "The Exchange Offer — Terms of the Exchange Offer."
U.S. federal income tax consequences
The exchange of old notes for new notes in the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See "Certain Material United States Federal Income Tax Considerations."
Exchange agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. U.S. Bank National Association also serves as trustee under the indenture that governs the notes.

Summary of the Terms of the New Notes

        The following is a summary of the terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

Issuer	NOVA Chemicals Corporation.
Notes Offered	$400,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013.
Maturity Date	November 15, 2013.
Interest	Interest on the new notes will accrue at a rate per annum equal to the six-month LIBOR plus 3.125%. Interest on the new notes will be determined and payable semi-annually.
Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2006.
Ranking
The new notes will be our unsecured senior obligations and will rank senior to all of our existing and future subordinated debt and equally with all of our other existing and future senior debt. The new notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2005, on a pro forma basis after giving effect to the sale of the old notes and the repayment of our obligations under our accounts receivable securitization programs, the new notes would have been effectively subordinated to $62 million of secured indebtedness under outstanding letters of credit.

The new notes will not be guaranteed by any of our subsidiaries. The new notes will, therefore, be structurally subordinated to all liabilities, including trade debt and preferred share claims, of our subsidiaries. As of September 30, 2005, on a pro forma basis after giving effect to the sale of the old notes and the repayment of our obligations under our accounts receivable securitization programs, our subsidiaries would have had $218 million of long-term debt, including $198 million of outstanding preferred stock that is treated as debt for accounting purposes, and approximately $521 million of trade debt to which the new notes would have been structurally subordinated.
Additional Amounts
We will pay such additional amounts as may be necessary so that the amount received by noteholders after tax-related withholdings or deductions in relation to the new notes will not be less than the amount that noteholders would have received in the absence of the withholding or deduction. See "Description of the New Notes — Tax Gross-Up Amounts."

Optional Redemption
We may redeem some or all of the new notes beginning on or after November 15, 2007 at the redemption prices described in this prospectus. At any time prior to November 15, 2007, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof plus a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 15, 2007, we may redeem up to 35% of the notes with the proceeds from certain equity offerings. See "Description of the New Notes — Optional Redemption."
Certain Covenants
The indenture governing the new notes contains covenants limiting our ability to create certain liens and enter into sale and leaseback transactions and mergers and consolidations. These covenants are subject to important exceptions and qualifications described under "Description of the New Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors" for an explanation of certain risks of investing in the new notes.

RISK FACTORS

        You should read and carefully consider the following risk factors as well as the other information contained in or incorporated by reference in this prospectus before deciding to surrender your old notes in exchange for new notes in this exchange offer.

Risks Relating to Our Indebtedness and the New Notes

If you fail to exchange properly your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

        We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under "The Exchange Offer — Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

        If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes, and, upon completion of the exchange offer, you will not be entitled to any rights to have your old notes registered under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the old notes.

We have a significant amount of debt, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

        We have a significant amount of indebtedness. On a pro forma basis after giving effect to the sale of the old notes and the repayment of our obligations under our accounts receivable securitization programs, as of September 30, 2005, we had (a) total indebtedness of approximately $2.0 billion and (b) additional amounts of approximately $375 million available for borrowing under our credit facility (excluding outstanding letters of credit of $62 million), subject to customary conditions. In addition, subject to the restrictions in our credit facility and the indentures, we may incur significant additional indebtedness from time to time.

        The level of our indebtedness could have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing on advantageous terms in the future for working capital, capital expenditures, research and development efforts, acquisitions and other general corporate obligations;

  •
  limiting our flexibility in planning for, or reacting to, competitive and other changes in our industry and economic conditions generally;

  •
  exposing us to risks inherent in interest rate fluctuations because some of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

  •
  increasing our vulnerability to general economic downturns and adverse competitive and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged.

        In addition, subject to restrictions in our credit facility and indentures, we may incur significant additional indebtedness from time to time. If new debt is added to current debt levels, the related risks described above would intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We will require a significant amount of cash to service our indebtedness, including the new notes, and our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the new notes, will depend on our ability to generate cash. Our ability to fund working capital and planned capital expenditures will also depend on our ability to generate cash in the future. We cannot assure you that:

  •
  our business will generate sufficient cash flow from operations;

  •
  future borrowings will be available under our current or future revolving credit facilities in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

  •
  we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

        Factors beyond our control will affect our ability to make these payments and refinancings. These factors could include those discussed elsewhere in this prospectus, including under this "Risk Factors" section and under "Disclosure Regarding Forward-Looking Statements."

        If we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail research and development efforts. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate sufficient cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations.

Our debt agreements restrict our ability to take certain actions.

  Our indentures

        The indenture governing the new notes and our other indentures contain various covenants that limit our ability to engage in certain transactions. These covenants limit our ability to create liens or engage in sale and leaseback transactions, subject to certain exceptions and materiality qualifiers.

  Our credit facility

        Our credit facility also contains restrictive covenants and requires us to maintain specified financial ratios and to satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to satisfy those covenants.

        Our credit facility covenants also limit our ability, and the ability of our restricted subsidiaries, to incur additional liens; sell certain assets; make distributions on or repurchase equity; incur additional debt; enter into hedging arrangements; enter into operating leases; engage in reorganizations or mergers; and change the character of our business.

        Certain of these covenants are subject to exceptions and materiality qualifiers. A breach of any of these provisions could permit the lenders to declare all amounts outstanding under the credit facility to be immediately due and payable and to terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. If the lenders under our credit facility were to accelerate the repayment of borrowings thereunder, we cannot assure you that we would have sufficient assets to repay the new notes.

The new notes will be subordinated to certain indebtedness and other obligations of us and our subsidiaries.

  The new notes will be effectively subordinated to all our secured indebtedness.

        The new notes will be effectively junior to all of our secured indebtedness, including our obligations under our $375 million credit facility, all of which is secured. As of September 30, 2005, on a pro forma basis after giving effect to the sale of the old notes and the repayment of our obligations under our accounts receivable securitization programs, we would have had no amount outstanding under our credit facility (excluding outstanding letters of credit of $62 million) and approximately $375 million available (excluding outstanding letters of credit of $62 million) for borrowing, subject to customary conditions. In addition, our credit facility and the indenture governing the new notes will, subject to specified limitations, permit us to incur additional secured indebtedness. The new notes will be effectively junior to any additional secured indebtedness we may incur.

  The new notes will be structurally subordinated to all obligations of our subsidiaries.

        You will not have any claim as a creditor against any of our subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. No subsidiary will guarantee the new notes. In addition, our credit facility and the indenture governing the new notes will, subject to specified limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. In addition, our credit facility allows us to issue subsidiary guarantees to the extent we elect to transfer certain assets to a restricted subsidiary or exclude the debt of a restricted subsidiary from the limitations on the incurrence of additional debt. The indenture does not provide for similar guarantees of the new notes to the extent we cause any restricted subsidiary to issue such a guarantee under our credit facility. As of September 30, 2005, on a pro forma basis after giving effect to the sale of the old notes and the repayment of our obligations under our accounts receivable securitization programs, our subsidiaries would have had $218 million of long-term debt, including $198 million of outstanding preferred stock that is treated as debt for accounting purposes, and approximately $521 million of trade debt to which the new notes would have been structurally subordinated.

  We may incur additional indebtedness ranking equally with the new notes.

        If we incur any additional indebtedness or other obligations ranking equally with the new notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payments on our debt.

        Our debt is the exclusive obligation of our company and not of any of our subsidiaries. Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings and business considerations.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to our debt or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and they do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of our debt to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. If the subsidiaries were to guarantee our obligations on the new notes in the future, their obligations under such guarantees would still be effectively subordinate to any security interest in the assets in favor of the secured credit facility.

Your ability to resell the new notes may be limited by a number of factors.

        The new notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the new notes on any securities exchange or stock market. Although the initial purchasers have informed us that they currently intend to make a market in the new notes, they are not obligated to do so. Any such market making may be discontinued at any time without notice. The liquidity of any market for the new notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those securities and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions. Any such disruptions may adversely affect the note holders.

You may be unable to enforce your rights under U.S. bankruptcy law.

        We are organized under the federal laws of Canada, and we have significant operating assets located outside of the United States. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever located, including property situated in other countries. There can be no assurance, however, that courts outside of the United States would recognize a U.S. bankruptcy court's jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the new notes.

        The rights of the indenture trustee to enforce remedies under the indenture could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Canadian Bankruptcy and Insolvency Act and the Canadian Companies' Creditors Arrangement Act contain provisions enabling an "insolvent person" to obtain an order that could prevent its creditors and others from initiating or continuing proceedings against it while it prepares a proposal or plan of arrangement for approval by those creditors who will be affected by the proposal or plan of arrangement. Such a proposal or plan of arrangement, if accepted by the requisite majorities of each affected class of the insolvent party's creditors and approved by the supervising court, would be binding on the minorities in any such class who vote against the proposal or plan. This restructuring legislation generally permits the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument during the period that the stay against proceedings remains in force.

        During the stay period, the indenture trustee is likely to be restrained from enforcing remedies under the indenture and payments under the new notes are unlikely to be made. It is equally unlikely that holders of the new notes would be compensated for any delays in payments of principal and interest other than a right to claim accrued and unpaid interest on the amounts owing under the new notes and the indenture, unless such right is itself compromised under any proposal or plan of arrangement approved by creditors and the court.

Risks Relating to Our Business

The cyclicality of commodity plastics and chemical businesses may cause significant fluctuation in our income and cash flow.

        Our historical operating results reflect the cyclical and volatile nature of commodity plastics and chemicals businesses. The olefins/polyolefins and styrenics businesses historically experience alternating periods of inadequate capacity and tight supply, causing prices and profit margins to increase, followed by periods of oversupply, resulting from capacity additions. The oversupply leads to declining capacity utilization rates, prices and profit margins. The markets for ethylene, polyethylene, styrene and styrenic polymers are also highly cyclical, resulting in volatile profits and cash flow over the business cycle. Since we derive nearly all of our revenue from sales of these products, our operating results are more sensitive to this cyclical nature than many of our competitors who have more diversified businesses. This cyclicality is exacerbated by recent volatility in feedstock prices. As a result of many factors, feedstock and energy prices rose significantly throughout 2004 and the first nine months of 2005 to levels above the historical average. In response to higher feedstock prices and other market factors, chemical producers announced multiple price increases. While we expect capacity to tighten in the future, we cannot provide assurance that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results.

        Excess industry capacity, especially at times when demand is weak, has in the past and may in the future cause us and other industry participants to lower production rates, which can reduce our margins, income and cash flow.

Rising costs of raw materials and energy may result in increased operating expenses and reduced results of operations.

        We purchase large amounts of raw materials, including natural gas and benzene, and energy for our businesses, representing a substantial portion of our operating expenses. The prices of raw materials and energy generally follow price trends of, and vary with market conditions for, crude oil and natural gas, which have historically been highly volatile and cyclical. Our raw material costs have fluctuated significantly in the last few years. Average prices for many of our feedstocks increased significantly during 2004 and the first nine months of 2005. For example, since January 1, 2004 quarterly average benchmark benzene prices have ranged from a low of $1.90 per gallon in the first quarter of 2004 to a high of $3.62 per gallon in the third quarter of 2004, dropping to $2.82 per gallon in the third quarter of 2005. Although certain of our customer contracts are based on changes in feedstock costs or provide for surcharges if feedstock costs change, many contracts are tied to market prices and therefore do not necessarily allow for the immediate flow through of rising feedstock costs. We cannot predict whether and to what extent feedstock or energy prices will rise in the future or whether and to what extent we will be able to pass on any such cost increases to our customers. Any significant feedstock cost increase could have a material adverse effect on our business, results of operations, financial condition and cash flow.

We sell commodity products in highly competitive markets and face significant price pressure.

        We sell our products in highly competitive markets. Due to the commodity nature of a majority of our products, with the exception to some degree of products made using Advanced SCLAIRTECH technology and high performance styrenic polymer products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability and customer service. As a result, we may not be able to protect our market position by product differentiation or pass on cost increases to our customers. Accordingly, increases in raw material costs and other costs may not necessarily correlate with changes in product prices, either in the direction of the price change or in magnitude. Although we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products and controlling selling and administration expenses, we cannot provide assurance that these efforts will be sufficient to offset fully the effect of any pricing changes on our operating results.

        Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products that compete with ours at a significantly lower cost, segments of our technology could be rendered over time uneconomical or obsolete. The entrance of new competitors into the industry may reduce our ability to capture profit margins in circumstances where capacity utilization in the industry is decreasing. Further, production from low-cost producers in petroleum-rich countries is increasing in the petrochemical industry and may expand significantly in the future. Any of these developments could affect our ability to enjoy higher profit margins during periods of increased demand.

External factors beyond our control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.

        External factors can cause significant fluctuations in demand for our products and volatility in the price of raw materials and other operating costs. Examples of external factors include general economic conditions, including a prolonged economic downturn, competitor actions, technological developments, unplanned facility shutdowns, international events and circumstances, and governmental regulation.

        Demand for our products is influenced by general economic conditions. A number of our products are highly dependent on durable goods markets, which are themselves particularly cyclical. If the global economy does not improve, demand for our products and our income and cash flow would be adversely affected.

        We may reduce production, idle a facility for an extended period of time, or discontinue certain products because of high raw material prices, an oversupply of a particular product, feedstock unavailability and/or lack of demand for that particular product. When we decide to reduce or idle production, reduced operating rates are often necessary for several quarters or, in certain cases, longer and cause us to incur costs, including the expenses of the outages and the restart of these facilities.

Operating problems in our business may adversely affect our income and cash flow.

        The occurrence of material operating problems at our facilities, including any of the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole. Our income and cash flow are dependent on the continued operation of our various production facilities. Our operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes, including pipeline, storage tank and other leaks and ruptures; fires; mechanical failure; labor difficulties; remediation complications; discharges or releases of pollutants, contaminants or toxic or hazardous substances or gases and other environmental risks; explosions; spills; unscheduled downtime; transportation interruptions; and inclement weather and natural disasters.

        Some of these hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil, regulatory or criminal penalties. Furthermore, we are also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. We carry insurance against potential operating hazards, which is consistent with industry norms. If we were to incur a significant liability that was not covered by insurance, it could significantly affect our productivity, profitability and financial position.

We are exposed to costs arising from environmental compliance, cleanup and adverse litigation, which may have a substantial adverse effect on our business, financial condition, operating results and cash flow.

        We are subject to extensive federal, provincial, state and local environmental laws and regulations concerning the manufacture, processing and importation of certain petrochemical substances, air emissions, water discharges and the generation, handling, storage, transportation, treatment, disposal and cleanup of regulated substances. Our operations involve the risk of accidental discharges or releases of toxic or hazardous materials, personal injury, property and environmental damage. Furthermore, applicable environmental laws and regulations are complex, change frequently and provide for substantial fines, regulatory penalties and criminal sanctions in the event of non-compliance. In addition, substantial costs can sometimes result from orders that require rectification of environmental conditions. We cannot provide assurance that we will not incur substantial costs or liabilities as a result of such occurrences or the enforcement of environmental laws.

        Risk of substantial environmental costs and liabilities is inherent in our business, as it is with other companies engaged in similar businesses. Also, we have liabilities and obligations arising in connection with discontinued operations, and have specific contractual obligations with respect to pre-closing environmental conditions at certain facilities divested by predecessor companies. Environmental investigations and remedial work have commenced at most locations and provision has been made in our financial statements to cover the estimated costs of remediation of discontinued sites. We have incurred, and may incur in the future, environmental costs and liabilities and have made provisions in our financial statements for known matters. Nevertheless, we cannot provide assurance that we will not incur substantial costs and liabilities resulting from future events or unknown circumstances which exceed our reserves or will be material.

        From time to time, we have entered into consent agreements or been subject to administrative orders for pollution abatement or remedial action. Under some environmental laws, we are subject to strict, and under certain circumstances, joint and several, liability for the costs of environmental contamination on or from our properties, and at off-site locations where we disposed of or arranged for disposal or treatment of hazardous substances, and may also incur liability for related damages to natural resources. Currently, we have been named as a potentially responsible party under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or its state equivalents, at four third-party sites. We cannot provide assurance that significant costs will not be incurred.

We could incur significant costs to comply with the Kyoto Protocol or other greenhouse gas emission reduction requirements, which in turn could reduce our operating results and cash flow.

        The Kyoto Protocol to the United Nations Framework Convention on Climate Change took effect during the first quarter of 2005. As a result of the Canadian government's decision to ratify the Kyoto Protocol, Canada is required to reduce its greenhouse gas emissions by 6% below 1990 levels during the years 2008 through 2012 and legally binding greenhouse gas emission reduction targets will be imposed on our operations in Canada. In addition, Canada has recently decided to classify carbon dioxide and several other greenhouse gases as toxic substances under the Canadian Environmental Protection Act, which will give the government the ability to legislate reductions in greenhouse gas emissions. Similarly, NOVA Innovene's European operations are located in countries where greenhouse gas emission targets will be imposed. There is no national greenhouse gas emission reduction program that imposes reduction targets in the United States, but some states have announced an intention to implement such programs and our operations in the United States could also have targets imposed. In view of the uncertainty of how and when implementation will occur, we cannot estimate compliance costs or whether they will be material.

Our business may be adversely affected by risks associated with international operations.

        Although we report our results in U.S. dollars, we conduct a significant portion of our business outside the United States, and are subject to risks normally associated with international operations. These risks include the need to convert currencies that we may receive as payment for our products into currencies required to pay our debt, or into currencies with which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Fluctuations in exchange rates can also affect the relative competitive position of a particular manufacturing facility, as well as our ability to successfully market our products in other markets. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems.

Interruptions in our supply of raw materials could adversely affect our business.

        We purchase large amounts of raw materials, including crude oil, natural gas and benzene, and energy for our businesses. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require us to secure our raw materials from sources other than our current suppliers, we cannot provide assurance that we will be able to do so on terms as favorable as our current terms or at all.

We may be subject to losses that are not covered by insurance.

        We carry comprehensive liability and property (including fire and extended perils) insurance on all of our facilities, with deductibles and other policy specifications and insured limits customarily carried in our industry for similar properties. Our insurance costs have increased recently. In addition, some types of losses, such as losses resulting from war or acts of terrorism are not insured. We determine coverage limits based on what we believe to be a reasonable maximum foreseeable loss scenario for our operations. In the event that an uninsured loss or a loss in excess of insured limits occurs, we may not be reimbursed for the cost to replace capital invested in that property, nor insured for the anticipated future revenues derived from the manufacturing activities conducted at that property, while we could remain obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss could adversely affect our business, results of operations or financial condition.

We have made and may continue to make investments in entities that we do not control.

        Our inability to control entities in which we invest may affect our ability to receive distributions from those entities or to fully implement our business plan. The incurrence of debt or entry into other agreements by an entity not under our control may result in restrictions or prohibitions on that entity's ability to pay dividends or make other distributions to us. Even where these entities are not restricted by contract or by law from making distributions to us, we may not be able to influence the occurrence or timing of such distributions. In addition, if any of the other investors in a non-controlled entity fails to observe its commitments, that entity may not be able to operate according to its business plan or we may be required to increase our level of commitment. If any of these events were to transpire, our business, results of operations and financial condition could be adversely affected.

Labor disputes could have an adverse effect on our business.

        As of September 30, 2005, we had approximately 4,200 employees, of whom approximately 3,700 were employees of our Canadian and U.S. operations. Approximately 500, or 14% of our Canadian and U.S. employees are represented by unions under four separate collective bargaining agreements. In addition, in Europe, some of NOVA Innovene's operations are subject to national collective bargaining agreements that are renewed on an annual basis. NOVA Innovene is currently negotiating a collective labor agreement with three trade unions representing approximately 220 employees at its Breda site. If we or NOVA Innovene are unable to negotiate acceptable contracts with these unions upon expiration of an existing contract or other employees were to become unionized, we could experience work stoppages, a disruption in operations or higher labor costs, which could have an adverse effect on our business, financial condition, results of operations and cash flow.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents. While a presumption of validity exists with respect to patents issued to us in the United States and Canada, there can be no assurance that any of our patents will not be challenged, invalidated or circumvented. Furthermore, if any pending patent application filed by us does not result in an issued patent, then the use of any such intellectual property by our competitors could have an adverse effect on our businesses, financial condition, results of operations or cash flow. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have an adverse effect on our business, financial condition, results of operations or cash flow.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached and, consequently, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of any unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. Although we do not regard any single patent or trademark as being material to our operations as a whole, the failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have an adverse effect on our business, financial condition, results of operations or cash flow.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the U.S. federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions, as well as future or conditional verbs such as "will," "should," "would," and "could" often identify forward-looking statements. Specific forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, among others, statements regarding:

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  our expected financial performance in future periods;

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  changes in the demand for our products;

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  changes in pricing policies by us or our competitors;

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  our competitive advantages and ability to compete successfully;

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  our estimates of the present value of our future net cash flows;

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  changes in the costs of energy and raw materials;

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  our methods of raising capital;

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  our levels of debt; and

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  general economic conditions.

        With respect to forward-looking statements contained in this prospectus and the documents incorporated by reference herein, we have made assumptions regarding, among other things:

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  future oil, natural gas and benzene prices;

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  our ability to obtain raw materials;

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  our ability to market products successfully to our anticipated customers;

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  the impact of increasing competition; and

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  our ability to obtain financing on acceptable terms.

        Some of the risks that could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

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  commodity chemicals price levels (which depend, among other things, on supply and demand for these products, capacity utilization and substitution rates between these products and competing products);

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  feedstock availability and prices;

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  operating costs;

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  terms and availability of financing;

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  technology developments;

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  currency exchange rate fluctuations;

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  starting up and operating facilities using new technology;

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  realizing synergy and cost savings targets;

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  meeting time and budget targets for significant capital investments;

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  avoiding unplanned facility shutdowns;

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  safety, health and environmental risks associated with the operation of chemical plants and marketing of chemical products, including transportation of these products;

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  public perception of chemicals and chemical end-use products;

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  the impact of competition;

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  changes in customer demand;

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  changes in, or the introduction of new laws and regulations relating to our business, including environmental, competition and employment laws;

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  loss of the services of any of our executive officers; and

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  uncertainties associated with the North American, European and Asian economies.

        The information contained in this prospectus and the documents incorporated by reference herein, including the information provided herein under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

        Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Forward-looking statements contained in this prospectus are only made as of the date of this prospectus and forward-looking statements incorporated by reference herein are only made as of the date of the document so incorporated. Except as required by applicable laws, we undertake no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

THE CORPORATION

        We are a major petrochemical producer with strategic market positions in North America in ethylene, polyethelene, styrene and styrenic polymers. We operate two commodity plastics and chemical businesses: Olefins/Polyolefins and Styrenics. Our Olefins/Polyolefins business is North America's sixth largest producer of ethylene and fifth largest producer of polyethylene. Our Styrenics business is North America's largest, and the world's sixth largest, producer of styrene monomer. We are also North America's largest, and the world's third largest, producer of styrenic polymers. In addition, on October 1, 2005 we merged our European styrenic polymers business into a 50:50 joint venture with Innovene, British Petroleum's olefins and derivatives business, named NOVA Innovene, which operates seven facilities in Europe. On October 7, 2005, U.K. based INEOS announced plans to acquire Innovene. We do not expect this acquisition to have any immediate effect on NOVA Innovene. Our products are used in a wide range of applications, including rigid and flexible packaging, containers, plastic bags, plastic pipe, electronics, appliances, automotive components and other industrial and consumer goods. Our products are manufactured at 14 sites in North America and one in South America.

        NOVA Chemicals Corporation is a global company organized under the federal laws of Canada, with its registered office and Canadian operating center located at 1000 - 7th Avenue S.W., Calgary, Alberta, Canada T2P 5L5, and its United States operating center and executive office located at 1550 Coraopolis Heights Road, Coraopolis, Pennsylvania, United States 15108. The telephone number at our executive office is (412) 490-4000. We maintain a website at www.novachemicals.com. The information on our website is not a part of this prospectus.

INTERCORPORATE RELATIONSHIPS

        The following chart summarizes NOVA Chemicals' simplified corporate structure showing principal operating entities and jurisdictions of incorporation (dotted lines signify an indirect holding):

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into relating to the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

        We received approximately $396 million of net proceeds from the sale of the old notes. We have used approximately $285 million of the net proceeds to repay our obligations under our accounts receivable securitization programs. We have used, and will continue to use, the balance of the proceeds for general corporate purposes.

EARNINGS COVERAGE RATIO

        The following pro forma earnings coverage ratio has been prepared in accordance with Canadian securities requirements and included in this prospectus in accordance with Canadian disclosure requirements. The pro forma ratio is calculated on a consolidated basis for the twelve-month periods ended December 31, 2004 and September 30, 2005, based on audited financial statements, in the case of December 31, 2004, and unaudited financial statements, in the case of September 30, 2005.

	December 31, 2004	September 30, 2005
Pro forma earnings coverage ratio	3.2×	2.1×

        Pro forma earnings coverage is equal to net income before interest expense on long-term debt, income taxes and distributions on preferred securities divided by annual interest requirements on long-term debt. For purposes of calculating the pro forma financial ratio set forth above, long-term debt includes the current portion of long-term debt and the notes exchanged in this offering.

        Our interest requirements after giving effect to the issuance of the old notes to be exchanged in this offering amounted to $139 million for the twelve months ended December 31, 2004. Our earnings before interest, income taxes and distributions on preferred securities for the twelve months then ended was $441 million, which is 3.2 times our interest requirements for this period.

        Our interest requirements after giving effect to the issuance of the old notes to be exchanged in this offering amounted to $140 million for the twelve months ended September 30, 2005. Our earnings before interest and income taxes for the twelve months then ended was $290 million, which is 2.1 times our interest requirements for this period.

CHANGES IN SHARE AND LOAN CAPITAL STRUCTURE

        Following are the only material changes in our share and loan capital structure since December 31, 2004:

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  On September 15, 2005, our $100 million of 7% notes due 2005 matured and were repaid from available cash.

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  During September 2005, NOVA Chemicals Inc., a wholly owned subsidiary of ours, amended its certificate of incorporation to remove the conversion feature that allowed the holders of its retractable preferred shares, under certain circumstances, to convert those shares to our common shares. Accordingly, the preferred shares of NOVA Chemicals Inc. no longer have an impact on our diluted earnings per share.

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  On October 31, 2005, we issued $400 million of senior floating rate notes due 2013.

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  On October 31, 2005, we repaid approximately $285 million under our accounts receivable securitization programs.

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  On November 25, 2005, we sold approximately $162 million of trade accounts receivables under our accounts receivable securitization programs.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We sold the old notes on October 31, 2005 to Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and certain other initial purchasers pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

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  "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

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  persons in offshore transactions in reliance on Regulation S under the Securities Act.

        As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to:

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  file with the SEC by January 30, 2006 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

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  use our best efforts to cause the registration statement to become effective under the Securities Act on or before May 1, 2006.

        We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

        The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as "DTC," who desires to deliver the old notes by book-entry transfer at DTC.

Terms of the Exchange Offer

        Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

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  the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

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  holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

        The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, the new notes and the old notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $400 million in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on            , 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

        In connection with the exchange offer, neither the Canada Business Corporations Act, our governing statute, nor the indenture governing the notes gives you any appraisal or dissenters' rights. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related SEC rules and regulations.

        For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

        If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under "— Fees and Expenses."

Expiration Date; Extensions; Amendments

        The "expiration date" is 5:00 p.m., New York City time on            , 2006 unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

        In order to extend the exchange offer, we will:

  •
  notify the exchange agent of any extension by oral or written notice; and

  •
  issue a press release or other public announcement which would include disclosure of the approximate number of old notes deposited and which would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

  •
  to delay accepting any old notes;

  •
  to extend the exchange offer;

  •
  to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in "— Conditions of the Exchange Offer" by giving oral or written notice to the exchange agent; or

  •
  to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

        Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

        If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

        We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

        The new notes will accrue cash interest on the same terms as the old notes, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2006. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes from October 31, 2005.

Resale of the New Notes

        We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the

Securities Act, if you can make the representations set forth above under "Exchange Offer Summary — Summary of the Terms of the Exchange Offer — Procedures for participating in the exchange offer." However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an "affiliate" of NOVA Chemicals as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

        Our belief that you will be allowed to resell the new notes without registration is based on interpretations of the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC will treat it in the same way it has treated other exchange offers in the past.

        A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to one year after expiration date of the exchange offer. See "Plan of Distribution" for more information regarding broker-dealers.

Procedures for Tendering

General Procedures

        If you wish to surrender old notes you must:

  •
  complete, sign and date the letter of transmittal, or a facsimile thereof, or send a timely confirmation of a book-entry transfer of your old notes to the exchange agent;

  •
  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or deliver the required documents to the exchange agent at the address appearing below under "— Exchange Agent" for receipt prior to the expiration date.

        In addition, either:

  •
  certificates for your old notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the procedures described below under "— Guaranteed Delivery Procedures."

        THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

        If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the old notes in accordance with the terms and conditions in this offer.

        If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Signatures and Guarantee of Signatures

        Signatures on a letter of transmittal or a notice of withdrawal described below under "— Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

        If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the old notes.

        In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to surrender old notes.

Acceptance of Tenders

        Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

        We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

        We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

        Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give this notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

        We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Effect of Surrendering Old Notes

        By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things:

  •
  you have full power and authority to surrender, sell, assign and transfer the old notes surrendered;

  •
  we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us;

  •
  you are acquiring the new notes in the ordinary course of your business;

  •
  you are not engaged in, and do not intend to engage in, the distribution of the new notes;

  •
  you have no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you understand that you cannot rely on the position of the SEC's staff in their no-action letters;

  •
  you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508 of Regulation S-K of the SEC; and

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of NOVA Chemicals.

        If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See "Plan of Distribution."

Return of Old Notes

        If any surrendered old notes are not accepted for any reason described in this prospectus or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense as promptly as practicable (a) to the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent's account at DTC, the old notes will be credited to an account maintained with DTC.

Book-Entry Delivery Procedure

        Any financial institution that is a participant in DTC's system may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

        A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "— Exchange Agent" for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

  •
  the surrender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

  •
  the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq National Market trading days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

        To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes; and

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer of these notes into the name of the person withdrawing the tender.

        All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "— Procedures for Tendering" at any time prior to the expiration date.

Conditions of the Exchange Offer

        Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

  •
  any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

  •
  any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or that would materially impair the contemplated benefits to us of the exchange offer; or

  •
  a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

        If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

  •
  refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

  •
  extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes; or

  •
  waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

Exchange Agent

        U.S. Bank National Association is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered or Certified Mail, Hand or Overnight Delivery	Attention: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107

To Confirm by Telephone: (800) 934-6802

Facsimile Transmissions (eligible institutions only): (651) 495-8156

        U.S. Bank National Association also serves as trustee under the indenture.

Fees and Expenses

        We will pay for the expenses of the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

        We have not retained a dealer-manager for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

        We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

        Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

  •
  to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

  •
  pursuant to an effective registration statement under the Securities Act.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

DESCRIPTION OF THE NEW NOTES

        The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights provisions applicable to the old notes do not apply to the new notes.

        The old notes were, and the new notes will be, issued under an indenture (the "Indenture") dated as of October 31, 2005 by and between the Company and U.S. Bank National Association, as Trustee (the "Trustee"). The following summary of the Indenture does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture.

        Definitions of certain terms used in this section are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. For purposes of this section, references to the "Company" include only NOVA Chemicals Corporation and not its Subsidiaries, and all references to "Notes" shall be deemed to refer collectively to the old notes and the new notes.

General

        The Notes offered hereby are limited in aggregate principal amount to $400 million and will mature on November 15, 2013. We can issue an unlimited amount of additional Notes in the future as part of the same series or as an additional series. Any additional Notes that we issue in the future will be identical in all respects to the Notes that we are issuing now, except that Notes issued in the future may have different issuance prices and will have different issuance dates.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. Interest may be paid at the Trustee's corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. Any Notes that remain outstanding after the completion of the exchange offer, together with the Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

        Interest on the Notes will accrue at a rate per annum equal to LIBOR plus 3.125%, reset semi-annually, as more fully described below. The Company will pay interest on the Notes semi-annually, in arrears, on each May 15 and November 15, beginning on May 15, 2006 to holders of record on the immediately preceding May 1 and November 1, and at maturity.

        The amount of accrued interest that we will pay for any Interest Period can be calculated by multiplying the face amount of the Notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the date of original issuance of the Notes, or from the last date we paid interest thereon, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

        The interest rate on the Notes will be calculated by the calculation agent appointed by us and will be equal to six-month LIBOR plus 3.125%, except that the interest rate will not exceed the rate permitted by applicable law. The initial calculation agent will be the Trustee. The interest determination date for an Interest Period will be the second London business day preceding such Interest Period. Promptly upon determination, the calculation agent will inform the Trustee of the interest rate for the next Interest Period. Absent manifest error, the determination of the interest rate by the calculation agent will be binding and conclusive on the holders of the Notes.

        "Interest Period" refers to the period from and including the date of original issuance of the Notes to the day immediately preceding the first Interest Payment Date thereon, and each period from and including each Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as the case may be.

        "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

  (1)
  with respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of six months commencing on the first day of the applicable interest period that appears on Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR with respect to that interest determination date will be determined in accordance with the provisions described in clause (2) below.

  (2)
  with respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750, as described in clause (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of six months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer that two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a six-month maturity and in a principal amount that is representative for a single transaction that is in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

        "Moneyline Telerate Page 3750" means the display designated as "Page 3750" on Moneyline Telerate, or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

        So long as required by its governing legislation, the Company shall cause to be kept, by the Company or an appropriately registered trust corporation, a central securities register which complies with the requirements of such legislation. Additionally, the Company will cause to be recorded promptly in the central securities register the particulars of each issue, exchange or transfer of Notes. The Trustee shall maintain at its corporate trust office a branch register containing the same information with respect to each entry contained therein as contained in the central register. In the event of a conflict between the information contained in the central register and the information contained in a branch register, the information contained in the central register shall prevail.

Ranking

        The Debt of the Company evidenced by the Notes will rank senior in right of payment to all Subordinated Obligations of the Company and will rank pari passu in right of payment with all other existing or future unsubordinated Debt of the Company. The Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

No Subsidiary Guarantees

        The Notes will not be guaranteed by any of our Subsidiaries. On a pro forma basis after giving effect to the sale of the old notes and the repayment of our obligations under our accounts receivable securitization programs, as of September 30, 2005, our subsidiaries would have had $218 million of long-term debt, including $198 million of outstanding preferred stock that is treated as debt for accounting purposes, and approximately $521 million of trade debt to which the Notes would have been structurally subordinated. In addition, our credit facility allows us to issue subsidiary guarantees to the extent we elect to transfer certain assets to a restricted subsidiary or exclude the debt of a restricted subsidiary from the limitations on the incurrence of additional debt. The Indenture will not provide for similar guarantees of the Notes to the extent we cause any restricted subsidiary to issue such a guarantee under our credit facility.

Optional Redemption

        Except as set forth below, the Notes may not be redeemed prior to November 15, 2007. At any time on or after November 15, 2007, the Company, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning November 15 of the years indicated:

Year	Percentage
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

        At any time prior to November 15, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 100% of the principal amount thereof plus the then applicable interest rate on the Notes, together with accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) shall remain outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        At any time prior to November 15, 2007, the Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the sum of:

  •
  100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, plus

  •
  the Make Whole Amount.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity most nearly equal to the period from the redemption date to November 15, 2007; provided, however, that if the period from the redemption date to November 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Comparable Treasury Price" means, with respect to any redemption date,

  •
  the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date of redemption or purchase, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

  •
  if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations.

        "Make Whole Amount" means, with respect to any Note, the greater of

  (a)
  1.0% of the principal amount of such Note, and

  (b)
  the excess, if any, of (1) the amount equal to the sum of the present values of (x) the remaining scheduled payments of interest of such Note to be redeemed through November 15, 2007 (assuming that the rate of interest on such Note for the period from the redemption date to November 15, 2007 will be equal to the rate of interest on such Note in effect on the date on which the applicable notice is given) and (y) the redemption price of such Note at November 15, 2007, in each case, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Special Adjusted Treasury Rate from the dates on which such interest would have been payable over (2) the principal amount of such Note being redeemed.

        "Reference Treasury Dealer" means each of (1) Citigroup Global Markets Inc. or any successor (or, if the foregoing shall not be a primary U.S. Government securities dealer in New York City (a"Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and (2) any Primary Treasury Dealer selected by the Company.

        "Reference Treasury Dealer Quotations" means, with respect to any Reference Treasury Dealer on any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Special Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price equal to the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption or purchase, plus 0.50%.

Selection and Notice

        If fewer than all the Notes issued under the Indenture are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest stops accruing on Notes or portions of them called for redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the Notes.

Tax Gross-Up Amounts

        The Indenture provides that payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless the Company is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof. If, after the Issue Date, the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will pay to each holder of Notes such additional amounts ("Tax Gross-Up Amounts") as may be necessary so that the net amount received by such holder (including the Tax Gross-Up Amounts) after such withholding or deduction (including any deduction or withholding in respect of the Tax

Gross-Up Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided that no Tax Gross-Up Amounts will be payable with respect to a payment made to a holder of the Notes (to the extent that any of the following apply, such holder shall be referred to as an "Excluded Holder"):

  (a)
  with which the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or

  (b)
  which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder, or

  (c)
  which fails to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by applicable law or regulation as a condition to exemption from or a reduction in the rate of deduction or withholding of Taxes, but only to the extent the holder is legally entitled to comply with such requirements.

The Company will also:

  (a)
  make such withholding or deduction, and

  (b)
  remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        If the Company is required to withhold or deduct any such amounts on account of Taxes, the Company will furnish to holders of Notes copies of the Information Return NR4B and any other information returns applicable in Canada within 30 days of the date that each such return is required to be filed with the Canadian taxing authorities. The Company will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of:

  (a)
  any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes (to the extent not covered by Tax Gross-Up Amounts),

  (b)
  any liability (including penalties, interest and expense) of such holder arising therefrom or with respect thereto, and

  (c)
  any Taxes levied or imposed on such holder with respect to any reimbursement under clause (a) or (b) above.

        If the Company becomes obligated to pay Tax Gross-Up Amounts with respect to such payment, then at least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Tax Gross-Up Amounts will be payable, the amounts so payable, and setting forth such other information as is necessary to enable the Trustee to pay such Tax Gross-Up Amounts to the Holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context:

  (a)
  the payment of principal (and premium, if any),

  (b)
  purchase prices in connection with a repurchase of Notes,

  (c)
  interest, if any, or

  (d)
  any other amount payable on or with respect to any of the Notes,

such mention shall be deemed to include mention of the payment of Tax Gross-Up Amounts provided for in this section to the extent that, in such context, Tax Gross-Up Amounts are, were or would be payable in respect thereof.

        The obligation to pay Tax Gross-Up Amounts and any indemnification payments under the terms and conditions described above will survive any termination, defeasance or discharge of the Indenture.

Redemption For Tax Reasons

        The Company may at any time, upon not less than 30 nor more than 60 days prior written notice, redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued interest, if any, to the date of redemption if it has become or would become obligated on or before the next interest payment date to pay any Tax Gross-Up Amounts in respect of the Notes as a result of any change from October 26, 2005 (including any announced prospective change) in any laws or regulations of Canada or any political subdivision or taxing authority thereof, or any change from October 26, 2005 in any interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including any such change resulting from the enactment of any legislation or the publication of any judicial decision or regulatory or administrative determination) of Canada or any political subdivision or taxing authority thereof.

Certain Covenants

Negative Pledge

        The Company will not and will not permit any Subsidiary to create any Security Interest on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, to secure any Debt unless at the same time it shall secure equally and ratably with such Debt all Notes then outstanding under the Indenture by the same instrument or by another instrument for so long as such obligation is so secured; provided that this covenant shall not hinder or prevent the sale of any property or assets of the Company (except in the case of a sale in connection with a transaction prohibited by the covenant described under the caption "Limitation on Sale/Leaseback Transactions") or hinder or prevent:

  (i)
  Security Interests existing on the date of initial issuance of the Notes;

  (ii)
  Security Interests on any property, Capital Stock, or other assets existing at the time of acquisition thereof by the Company or any Subsidiary (which may include property previously leased by the Company or any Subsidiary and leasehold interests thereon, provided that the lease terminates prior to the acquisition);

  (iii)
  Security Interests on property, Capital Stock, or other assets of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with the Company or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or other entity as an entirety or substantially as an entirety to the Company or any Subsidiary;

  (iv)
  Security Interests on property, Capital Stock, or other assets ("Secured Projects") acquired, constructed or improved by the Company or any Subsidiary after the initial issuance of the Notes which are created or assumed contemporaneously with, or within 270 days after such acquisition (or, in the case of property or other assets constructed or improved, within 270 days after the completion or commencement of commercial operation of such property or other assets, whichever is later) to secure or provide for the payment of any part of the purchase price of such property, Capital Stock, or other assets or cost of such construction or improvement; provided that if a commitment to so finance such a payment is obtained prior to or within such 270-day period and the related Security Interest is created within 90 days after the expiration of the 270-day period, the applicable Security Interest shall be deemed to be included in this clause (iv); and provided further, that such Security Interests may also extend to: (a) any Necessary Assets; provided that the instrument granting such Security Interest does not materially impair the continued operation of each Significant Facility requiring or dependent on such Necessary Assets notwithstanding a default under such instrument or acceleration of the obligations secured thereby; (b) any unimproved real property theretofore owned by the Company or any Subsidiary, on which the property so constructed, or the improvement is located; and (c) contract rights (including revenue therefrom) of the Company or any Subsidiary directly related to such Secured Projects;

  (v)
  Security Interests securing Debt issued pursuant to a receivables facility or similar credit arrangement which provides for Debt issued by the Company or any Subsidiary thereunder and interest thereon and related obligations to be secured by a pledge of receivables of the Company or any Subsidiary in accordance with an indenture or other agreement and which further provides that the holder of interests in the trust created pursuant to such indenture or other agreement is to be entitled to a first call on the proceeds of any enforcement of the security under the indenture or other agreement that are attributable to receivables of the Company or any Subsidiary;

  (vi)
  the granting of any security, whether by way of letter of credit, surety bond or otherwise, which is posted or granted pursuant to a court order or agreement with a third Person in the context of a dispute by the Company or any Subsidiary of the claims by a third Person purportedly arising in the ordinary course of business of, or incident to current construction by, the Company or any Subsidiary;

  (vii)
  the deposit of cash, letters of credit, surety bonds, labor and material bonds or any other security in connection with contracts (other than for the payment of Debt) or tenders in the ordinary course of business or to secure margin accounts in the ordinary course of business, workmen's compensation, surety or appeal bonds, costs of litigation required by law, public and statutory obligations, liens or claims whether arising at common law, equity or pursuant to statute whether incident to current construction or otherwise, including but not limited to mechanics', workmen's, carriers' and other similar liens;

  (viii)
  Security Interests securing Debt or other obligations of a Subsidiary owing to the Company or a wholly-owned Subsidiary;

  (ix)
  Security Interests on or other conveyances of property or other assets owned by the Company or any Subsidiary in favor of the Government of Canada or any Province or Territory thereof or the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the Government of Canada or any Province or Territory thereof or the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Security Interests; or

  (x)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security Interest referred to in the foregoing clauses (i) to (ix), inclusive, without increase of the principal of the Debt secured thereby; provided, however, that such extension, renewal or replacement shall be limited to all or a part of the property or other assets which secured the Security Interest so extended, renewed or replaced (plus improvements on such property or other assets); and provided, further, that any Security Interest permitted by any of the foregoing clauses (i) to (ix), inclusive, of this covenant shall not extend to or cover any property of the Company or any Subsidiary other than the property specified in such clauses and improvements thereto.

        Notwithstanding the foregoing provisions or the provisions of the covenant described under the caption "Limitation on Sale/Leaseback Transactions," the Company or any Subsidiary may issue, incur, create, assume or guarantee Debt secured by Security Interests which would otherwise be subject to the foregoing restrictions and enter into any Sale/Leaseback Transaction that would otherwise be prohibited by the covenant described under the caption "Limitation on Sale/Leaseback Transactions" in an aggregate amount which, together with all other outstanding Debt of the Company and each Subsidiary or any of them which (if originally issued, incurred, created, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions under any of clauses (i) through (x) above and the aggregate Attributable Debt of all such Sale/Leaseback Transactions of the Company and each Subsidiary or any of them at any one time outstanding together, does not at the time exceed 10% of Consolidated Net Tangible Assets of the Company. This 10% Consolidated Net Tangible Assets "basket" provision provides the Company with capacity to incur secured debt and engage in Sale/Leaseback Transactions in addition to the capacity provided by the carveouts in clauses (i) through (x) above.

Limitation on Sale/Leaseback Transactions

        The Company shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to create Security Interests on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under the caption "Negative Pledge" or (ii) the net cash proceeds received by the Company or any Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the board of directors of the Company or, as the case may be, such Subsidiary) of such property and the Company or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to the retirement, within 180 days after the effective date of such Sale/Leaseback Transaction, of the Notes or Debt of the Company ranking on a parity with the Notes and owing to a Person other than the Company or any affiliate of the Company or to the construction or improvement of real property or personal property used in the ordinary course of business. These restrictions will not apply to (a) transactions providing for a lease for a term, including any renewal thereof, of not more than three years; (b) transactions between the Company and a Subsidiary or between Subsidiaries; and (c) transactions between the Company and a joint venture, partnership or other association or affiliation in which the Company has at least a 50% interest, directly or indirectly, entered into for operational or strategic reasons and not for financing reasons; provided, however that the aggregate Attributable Debt of all Sale/Leaseback Transactions of the Company and each Subsidiary or any of them incurred pursuant to this clause (c) does not at any one time in the aggregate exceed 5% of Consolidated Net Tangible Assets of the Company as of the most recently ended quarter of the Company for which financial statements of the Company have been provided (or were required to have been provided) to the holders of the Notes.

Events of Default

        The Indenture provides, with respect to the Notes, that the following shall constitute Events of Default:

  (i)
  default in the payment of any interest (including Tax Gross-Up Amounts) upon any Note, when the same becomes due and payable, continued for 30 days;

  (ii)
  default in the payment of the principal of or any premium on any Note at its Maturity;

  (iii)
  default in the deposit of any sinking fund or analogous payment when due by the terms of any Note;

  (iv)
  default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with elsewhere in the Indenture), continued for 60 days after written notice to the Company;

  (v)
  default under any indenture or instrument evidencing or under which the Company or any Subsidiary has outstanding any Debt (other than an obligation payable on demand or maturing less than 12 months from the date such Debt is incurred) in any individual instance in excess of an amount equal to 5% of Consolidated Shareholders' Equity shall occur and be continuing and, if such Debt has not already matured in accordance with its terms, such Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration is not rescinded or annulled within 15 Business Days after notice thereof shall have been given as provided in the Indenture, or default in any payment when due at final maturity of any such Debt, including any applicable grace period; and

  (vi)
  certain events of bankruptcy, insolvency or reorganization.

        The Company is required to file with the Trustee, annually, an officer's certificate as to its compliance with all conditions and covenants under the Indenture. The Indenture will provide that the Trustee may withhold notice to the Holders of the Notes of any default (except payment defaults on the Notes) if it considers it in the interest of the Holders of the Notes to do so.

        If an Event of Default listed in clause (i), (ii) or (iii) of the preceding paragraph with respect to the Notes of any series shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of the applicable series may declare the Notes of that series due and payable immediately. If an Event of Default listed in clause (iv) or (v) of the preceding paragraph shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of all Notes then outstanding may declare all the Notes due and payable immediately. However, in either case the Holders of a majority in principal amount of the Notes of the series or all Notes outstanding, as the case may be, by written notice to the Company and the Trustee, may, under certain circumstances, rescind and annul such declaration. If an Event of Default listed in clause (vi) of the preceding paragraph occurs and is continuing, then the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or the Holders.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes of the applicable series or then outstanding, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  (a)
  such Holder has previously given to the Trustee written notice of a continuing Event of Default,

  (b)
  the registered Holders of at least 25% in aggregate principal amount of the Notes of the applicable series or then outstanding, as the case may be, have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

  (c)
  the Trustee shall not have received from the registered Holders of a majority in aggregate principal amount of the Notes of the applicable series or then outstanding, as the case may be, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by the Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest, if any, on, such Note on or after the respective due dates expressed in such Note.

Merger or Consolidation

        The Indenture provides that the Company may not amalgamate or consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the Person formed by such consolidation or amalgamation or into which the Company is merged or the Person which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any Canadian or United States jurisdiction, and assumes NOVA Chemicals' obligations on the Notes and under the Indenture, and (ii) certain other conditions are met. In addition, no such amalgamation, consolidation, merger or transfer may be made if, as a result thereof, any property or assets of the Company would become subject to any mortgage or other encumbrance securing Debt, unless such mortgage or other encumbrance could be created pursuant to the provisions described under "Negative Pledge" above without equally and ratably securing the Notes or unless the Notes are secured equally and ratably with, or prior to, the Debt secured by such mortgage or other encumbrance.

Modification or Waiver

        Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all outstanding Notes that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, among other things; (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Note; (ii) change the time at which any Notes may or shall be redeemable or repayable; (iii) reduce the principal amount or the rate of interest on or any premium payable upon the redemption or repayment of any such Note; (iv) reduce the amount of the principal of an original issue discount Note that would be due and payable upon a declaration of acceleration of the Maturity thereof; (v) adversely affect any right of repayment at the option of the Holder of any such Note; (vi) change the place or Currency of payment of principal of, or any premium or interest on, any such Note; (vii) reduce the above-stated percentage of Holders of Notes necessary to modify or amend the Indenture or to consent to any waiver thereunder (including a waiver of certain defaults); (viii) change any obligation of the Company to pay Tax Gross-Up Amounts; or (ix) modify the foregoing requirements with certain exceptions.

        The Holders of a majority in aggregate principal amount of outstanding Notes affected thereby have the right to waive compliance by the Company with certain covenants.

        Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders; (iii) to add Events of Default for the benefit of the Holders; (iv) to secure the Notes pursuant to the provisions described above under "Negative Pledge," "Limitation on Sale/Leaseback Transactions" and "Merger or Consolidation" or otherwise; (v) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (vi) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of Holders in any material respect; (vii) to comply with any requirements of the SEC in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; or (viii) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided, however, such action shall not adversely affect the interests of any of the Holders in any material respect.

        The Indenture provides that in determining whether the Holders of the requisite principal amount of the Notes then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder Notes owned by the Company or any other obligor or affiliate of the Company or such other obligor shall be disregarded and not deemed to be Outstanding.

Discharge, Defeasance and Covenant Defeasance

        The Company may discharge certain obligations to Holders of Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee trust funds in an amount sufficient to pay the entire indebtedness on such Notes for principal (and premium, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

        The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and to have satisfied its other obligations under the Indenture with respect thereto, except for (i) the rights of Holders of the Notes to receive solely from the trust fund described below payments in respect of the principal of (and premium, if any) and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes relating to the issuance of temporary securities, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in the applicable place of payment, the holding of money for security payments in trust and with respect to the payment of Tax Gross-Up Amounts, if any, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. The Company may, at its option and at any time, elect to be released from its obligations with respect to certain covenants that are described in the Indenture (including those described under "Negative Pledge," "Limitation on Sale/Leaseback Transactions" and "Merger or Consolidation" above) ("covenant defeasance") and any omission to comply with such obligations thereafter shall not constitute a default or an Event of Default with respect to such Notes.

        In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee (or other qualifying trustee), in trust, for the benefit of the Holders of such Notes cash, Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of (and premium, if any) and interest on the Notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor in United States Dollars; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (iv) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in Canada to the effect that holders of such Outstanding Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax including withholding tax, if any, on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

Resignation of Trustee

        The Trustee may resign or be removed with respect to the Notes and a successor Trustee may be appointed to act with respect to the Notes.

Payment and Paying Agents

        Principal, premium, if any, and interest, if any, on Notes will be payable at an office or agency of the Trustee in New York, New York, except that at the option of the Company interest, if any, may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account located in the United States maintained by the Person entitled thereto as specified in the Security Register. Payment of any installment of interest on Notes will be made to the Person in whose name such Note is registered at the close of business on the Regular Record Date for such interest.

        The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

SEC Reports

        The Company shall provide the Trustee and holders of Notes (or make available through the SEC's EDGAR system), within 15 days after it files with, or furnishes to, the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the SEC pursuant to the Indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to continue to file with, or furnish to, the SEC and provide the Trustee and holders of Notes:

  (a)
  within 120 days after the end of each fiscal year (or such shorter period as the SEC may in the future prescribe), annual reports on Form 40-F (or any successor form) containing the information required to be contained therein (or required in such successor form),

  (b)
  within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the SEC may in the future prescribe), reports on Form 6-K (or any successor form), and

  (c)
  promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form);

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filings.

Consent to Jurisdiction and Service of Process

        The Company has irrevocably appointed CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York City and each of the parties submits to the jurisdiction thereof.

Governing Law

        The Indenture and the Notes will be governed by the internal laws of the State of New York, without reference to principles of conflicts of law.

Enforceability of Judgments

        Since a portion of our assets, as well as the assets of a number of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on the Notes, may not be collectible within the United States.

        We have been informed by Jack S. Mustoe, our general counsel, that the laws of the Province of Alberta permit an action to be brought in a court of competent jurisdiction in the Province of Alberta to recognize and enforce any final and conclusive judgment in personam of a New York Court that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Alberta (and in the case of the Company, submission in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (ii) such judgment was not obtained by fraud, or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Alberta; (iii) such judgment was not obtained contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (iv) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors rights including bankruptcy, reorganization, winding up and moratorium and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Alberta; (v) a dispute between the same parties based on the same subject matter has not given rise to a decision rendered by a court in the Province of Alberta or an arbitration tribunal or been decided by a foreign authority and the decision meets the necessary conditions for recognition under Alberta law; (vi) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court of the Province of Alberta; (vii) interest payable on the Notes is not characterized by a court of the Province of Alberta as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (viii) the action to enforce such judgment is commenced within the appropriate limitation period. Under the Currency Act (Canada), a court of the Province of Alberta may only give judgments in Canadian dollars.

        In the opinion of such counsel, there are no reasons under present laws of the Province of Alberta for avoiding recognition of such judgments of New York Courts under the Indenture or on the Notes based upon public policy. We have been advised by such counsel that there is doubt as to the enforceability in Canada against us or against our directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with Canadian GAAP.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate set forth or implicit in the terms of such transaction or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes outstanding pursuant to the Indenture, compounded semi-annually, in either case as determined by the principal accounting or financial officer of the Company) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) to the extent included in said aggregate amount of assets, all goodwill, trade names, trademarks, patents, organization expenses, unamortized debt discount and expenses and all other intangible assets, to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with Canadian GAAP.

        "Consolidated Shareholders' Equity" means, at any date, the aggregate of the dollar amount of the outstanding preferred and common share capital of the Company, plus any outstanding warrants exercisable into shares, plus any outstanding debentures or other Debt which are convertible into shares at the option of the Company and which have no significant retraction privilege, plus or minus the amount, without duplication, of any reinvested earnings or deficit, plus any contributed surplus, plus or minus any cumulative translation adjustment, all as set forth in the most recent audited year-end consolidated balance sheet of the Company.

        "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

        "Issue Date" means October 31, 2005.

        "Necessary Assets" means all assets, including, without limitation, land, buildings, manufacturing facilities, equipment, control systems, easements and rights of way, permits and other regulatory approvals, pipelines, utilities, pumping and storage facilities, roads, computers and computer software, technology and all other forms of intellectual property, feedstock supply agreements, and product sale agreements of any kind (including purchase of feedstock) used or useful in the ownership, operation or maintenance of the property acquired, constructed or improved whether or not in existence prior to such acquisition, construction or improvement.

        "Notes" means any notes issued by the Company under the Indenture dated October 31, 2005.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a person and the Company or a Subsidiary leases it from such person, other than leases between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries.

        "Security Interest" means any mortgage, pledge, lien, conditional sale or other title retention agreement, or other similar security interest.

        "Significant Facility" means any plant or other facility of the Company or any Subsidiary, whether now owned or hereafter acquired, having a book value as of the date of determination in excess of 10% of Consolidated Net Tangible Assets.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subsidiary" means any corporation of which at the time of determination the Company, directly or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

        "Trust Indenture Act" means the provisions of the Trust Indenture Act of 1939, as amended, and regulations thereunder.

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

PLAN OF DISTRIBUTION

        We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        This prospectus does not qualify the distribution of new notes to any purchaser resident in Canada.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain material U.S. federal income tax consequences of the exchange of old notes for new notes in accordance with the exchange offer, and of the ownership and disposition of the new notes. This discussion deals only with persons that hold old notes and new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and that purchased the old notes for cash in the initial offering at the initial offering price. This discussion does not address the U.S. federal income tax consequences that may be relevant to a particular holder subject to special treatment under certain U.S. federal income tax laws (for example, persons subject to the alternative minimum tax provisions of the Code). Also, this discussion is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities or currencies, banks, trusts, partnerships or other pass-through entities, expatriates, insurance companies, tax-exempt organizations, persons that hold new notes as part of a hedging or conversion transaction or a straddle, persons deemed to sell new notes under the constructive sale provisions of the Code, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and investors in pass-through entities, may be subject to special rules.

        This discussion is based on the Code, the final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

        Each holder should consult with its own tax advisor regarding the U.S. federal income tax consequences applicable to such holder of the exchange of old notes for new notes pursuant to the exchange offer, and the ownership and disposition of the new notes, in light of its particular situation, as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Offer

        The exchange of an old note for a new note pursuant to the exchange offer should be without U.S. federal income tax consequences. The new note received for an old note should be treated for U.S. federal income tax purposes as a continuation of the old note.

U.S. Holders

        The following discussion is limited to persons that are U.S. Holders. For these purposes, U.S. Holder means the beneficial owner of a new note that for U.S. federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation that is created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if (a) it is subject to the primary supervision of a United States court and the control of one or more U.S. persons or (b) a valid election to be treated as a U.S. person is in effect. If a partnership or other entity taxable as a partnership holds the new notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner should consult its own tax advisor as to the tax consequences of the ownership and disposition of the new notes.

Interest

        A U.S. Holder must generally include interest on a new note in its ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. In general, interest income on the new notes will be foreign-source income for U.S. foreign tax credit purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of New Notes

        Upon the sale, exchange, retirement or other taxable disposition of a new note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the amount realized on such disposition (other than any amounts attributable to accrued and unpaid interest, which will be taxable as interest income as described above) and (ii) such U.S. Holder's adjusted tax basis in the new note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the new note (together with the time the exchanged old note was held) has been held for more than one year. A U.S. Holder's adjusted tax basis in the new note generally will equal the cost of the old note increased by the amount of any accrued but unpaid interest previously included in income. The U.S. Holder's ability to deduct capital losses may be limited.

        Any gain or loss recognized on a disposition of the new note will generally constitute U.S. source income for U.S. foreign tax credit purposes.

Information Reporting and Backup Withholding

        A U.S. Holder of new notes may be subject to backup withholding, currently at a rate of 28% (31% after year 2010) (the "Applicable Backup Withholding Rate"), with respect to "reportable payments," which includes interest and principal paid on the new notes or the gross proceeds of a sale, exchange, retirement or other taxable disposition of the new notes. The payor of any reportable payments will be required to deduct and withhold the Applicable Backup Withholding Rate from such payments if (i) the payee fails to furnish its correct Taxpayer Identification Number ("TIN") to the payor in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payor that backup withholding is required or (iv) the payee fails to certify under penalties of perjury that such payee is not subject to backup withholding. If any one of these events occurs with respect to a U.S. Holder of new notes, we or our paying or other withholding agent will be required to withhold the Applicable Backup Withholding Rate from any payments of principal and interest on a new note or the gross proceeds of a sale, exchange or retirement of the new notes unless the U.S. Holder otherwise establishes an exemption.

        Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, so long as the required information is provided timely to the IRS. We, our paying agent or other withholding agent generally will report to a U.S. Holder of new notes and to the IRS the amount of any reportable payments made in respect of the new notes for each calendar year and the amount of tax withheld, if any, with respect to such payments.

        Holders of new notes are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a new note that, for U.S. federal income tax purposes, is not a U.S. Holder (a "Non-U.S. Holder").

Interest

        Subject to the discussion of backup withholding below, payments of interest on a new note to a Non-U.S. Holder generally will not be subject to U.S. federal income tax, provided that such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

        If interest on the new notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax).

Sale, Exchange, Retirement or Other Taxable Disposition of New Notes

        Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other taxable disposition of a new note generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

        If a Non-U.S. Holder's gain is effectively connected with its conduct of a trade or business within the United States, such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a U.S. person (and with respect to corporate holders may also be subject to a 30% branch profits tax). If an individual Non-U.S. Holder is subject to the 183 day rule described in clause (ii) of the immediately preceding paragraph (and the individual is not treated as a U.S. Holder because of such presence in the United States), such individual holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a lower applicable treaty rate) on the net gain derived from the sale.

Information Reporting and Backup Withholding

        In certain instances, backup withholding and information reporting may apply to interest and principal payments on a new note and payments of the proceeds of the sale of a new note unless the Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such holder's non-United States status. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to purchasers of old notes pursuant to the original offering who exchange the old notes for new notes and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") are not resident in Canada or deemed to be resident in Canada, hold old notes or new notes, as the case may be, as capital property, deal at arm's length with NOVA Chemicals, do not use or hold, and are not be deemed to use or hold, old notes or new notes in connection with a trade or business carried on, or deemed to be carried on, in Canada and, in the case of insurers, will not carry on an insurance business in Canada with which such notes are effectively connected or in respect of which the notes would be designated insurance property for the purposes of the Canadian Tax Act (each, a "Holder").

        This summary is based upon the current provisions of the Canadian Tax Act and Regulations thereunder and on our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary takes into account specific proposals to amend the Canadian Tax Act and the Regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the "Tax Proposals"). However, no assurances can be given that the Tax Proposals will be enacted as proposed or at all. This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate possible changes in the law or in administrative or assessing practices and policies whether by legislative, regulatory, administrative or judicial action. This summary does not take into account foreign (i.e., non-Canadian) tax considerations or Canadian provincial or territorial tax considerations which may vary from the Canadian federal income tax considerations described herein.

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder and no representation is made with respect to the Canadian tax consequences to any particular holder. Accordingly, holders should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.

        Under the Canadian Tax Act, interest or premium payable on the old notes or new notes to Holders will be exempt from non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Canadian Tax Act in respect of the acquisition, holding, redemption or disposition of the old notes or new notes, including the exchange of old notes for new notes, or the receipt of interest, premium or principal thereon by a Holder solely as a consequence of such acquisition, holding, redemption or disposition of such notes.

RATINGS DISCLOSURE

        The notes have been rated BB+ by Standard & Poor's Corporation ("S&P") and Ba2 by Moody's Investor Service, Inc. ("Moody's") (each a "Rating Agency").

        Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Rating for debt instruments range from AAA, in the case of S&P, or Aaa, in the case of Moody's, which represent the highest quality of securities, to D, in the case of S&P, or C, in the case of Moody's, which represents the lowest quality of securities rated.

        According to the S&P rating system, notes rated BB, B, CCC, CC and C are regarded as having significant speculative characteristics. BB indicates the least degree of speculation and C the highest. While such notes will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions. Notes rated BB are less vulnerable to nonpayment than other speculative issues. However, the obligor faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions, which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

        According to the Moody's rating system, notes which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class. Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

        The credit ratings accorded to the notes by the Rating Agencies are not recommendations to purchase, hold or sell the notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

LEGAL MATTERS

        Certain matters of Canadian law have been passed upon by Jack S. Mustoe, Senior Vice President, Legal, General Counsel and Corporate Secretary of NOVA Chemicals, Coraopolis, Pennsylvania. In connection with matters of United States law, NOVA Chemicals is being represented by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

        Mr. Mustoe and the partners and associates of Orrick, Herrington & Sutcliffe LLP beneficially own, directly or indirectly, less than one percent of each series of the outstanding securities of NOVA Chemicals.

EXPERTS

        The audited consolidated financial statements of NOVA Chemicals audited by Ernst & Young LLP, Chartered Accountants, incorporated by reference in this prospectus have been so incorporated in reliance on their report given on their authority as experts in auditing and accounting.

        The partners of Ernst & Young LLP, Chartered Accountants, the auditors of NOVA Chemicals, beneficially own, directly or indirectly, no securities of NOVA Chemicals.

LIST OF DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference;" NOVA Chemicals' earnings coverage ratio calculations; consent of Ernst & Young LLP; consent of Jack S. Mustoe; consent of Orrick, Herrington & Sutcliffe LLP; powers of attorney; Indenture dated as of October 31, 2005, between NOVA Chemicals and U.S. Bank National Association, as Trustee; Form F-X of NOVA Chemicals; Statement of Eligibility of U.S. Bank National Association on Form T-1; Registration Rights Agreement dated October 31, 2005, between NOVA Chemicals and Citigroup Global Markets Inc.; Form of Letter of Transmittal; Form of Notice of Guaranteed Delivery; Form of Letter to Clients; and Form of Letter to Nominees.

AUDITORS' CONSENT

        We have read the preliminary short form prospectus of NOVA Chemicals Corporation (the "Corporation") dated December 22, 2005 relating to the offer to exchange $400,000,000 Senior Floating Rate Notes due November 15, 2013 which have been registered under the Securities Act of 1933 for $400,000,000 outstanding unregistered Senior Floating Rate Notes due November 15, 2013 (the "prospectus"). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2004, 2003 and 2002 and the consolidated statements of income (loss) and reinvested earnings and cash flows for each of the years in the three-year period ended December 31, 2004. Our report is dated February 16, 2005.

Calgary, Canada	(Signed) ERNST & YOUNG LLP
December 22, 2005	Chartered Accountants

Offer to Exchange

Senior Floating Rate Notes Due November 15, 2013
Which Have Been Registered Under
The Securities Act of 1933
for
$400,000,000 Outstanding Unregistered
Senior Floating Rate Notes Due November 15, 2013

PROSPECTUS

                                        , 2005

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        The Board of Directors has enacted General By-law No. 2, as confirmed by the shareholders of NOVA Chemicals, which includes provision for the protection of directors and officers subject to the provisions of the Canada Business Corporations Act (the "CBCA"). The provisions of General By-law No. 2 as affected by Section 124 of the CBCA may be summarized as follows:

        (a)    NOVA Chemicals shall indemnify a director or officer of NOVA Chemicals, a former director or officer of NOVA Chemicals, or another individual who acts or acted at NOVA Chemicals' request as a director or officer, or an individual acting in a similar capacity of another entity, and their respective heirs, executors, administrators and other legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with NOVA Chemicals or the other entity;

        (b)    NOVA Chemicals may not indemnify an individual referred to in paragraph (a) unless the individual (i) acted honestly and in good faith with a view to the best interests of NOVA Chemicals or the other entity for which the individual acted as a director or officer or in a similar capacity at NOVA Chemicals' request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful;

        (c)    NOVA Chemicals shall advance moneys to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual shall repay the moneys if the individual does not fulfill the conditions of paragraph (b);

        (d)    If required by an individual referred to in paragraph (a), NOVA Chemicals shall seek the approval of a court to indemnify such individual or advance moneys under paragraph (c) in respect of an action by or on behalf of NOVA Chemicals or other entity to procure a judgment in its favor, to which such individual is made a party because of the individual's association with NOVA Chemicals or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (b);

        (e)    Notwithstanding paragraph (a), an individual referred to in paragraph (a) is entitled to indemnity from NOVA Chemicals in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with NOVA Chemicals or other entity as described in paragraph (a), if the individual seeking indemnity: (i) was not adjudged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (ii) fulfills the conditions set out in paragraph (b); and

        (f)    NOVA Chemicals may purchase and maintain insurance for the benefit of an individual referred to in paragraph (a) against any liability incurred by such individual: (i) in the individual's capacity as a director or officer of NOVA Chemicals; or (ii) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at NOVA Chemicals' request.

        As permitted and for the purposes described in paragraph (f) above, NOVA Chemicals has purchased and maintains insurance within such authorization on behalf of its directors and officers.

        Directors and officers of NOVA Chemicals are insured, subject to all the terms, conditions and exclusions of the policy, against certain liabilities incurred by them in their capacity as directors and officers of NOVA Chemicals and its subsidiaries. This insurance provides for an annual limit for liability and reimbursement of payments of $150,000,000 (U.S.). The deductible applicable to reimbursement of NOVA Chemicals is $1,000,000 (U.S.) per occurrence and there is no deductible applicable to individual directors and officers.

        Indemnity agreements reflecting, among other things, the foregoing, have been entered into between NOVA Chemicals and each of its directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NOVA Chemicals pursuant to the foregoing provisions, NOVA Chemicals has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

EXHIBITS

Exhibit Number	Description

4.1
Annual Information Form of NOVA Chemicals dated March 1, 2005 for the year ended December 31, 2004 (incorporated by reference from NOVA Chemicals' Report on Form 40-F for the year ended December 31, 2004).
4.2	Management Proxy Circular of NOVA Chemicals dated February 16, 2005 (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated March 1, 2005).
4.3
Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and nine months ended September 30, 2005 and 2004 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated October 19, 2005).
4.4	Earnings Coverage Ratio calculations at December 31, 2004 and September 30, 2005.
5.1	Consent of Ernst & Young LLP.
5.2	Consent of Jack S. Mustoe, Senior Vice President, Legal, General Counsel and Corporate Secretary of NOVA Chemicals Corporation.
5.3	Consent of Orrick, Herrington & Sutcliffe LLP.
6.1	Power of Attorney (included on the signature pages to this Registration Statement).
7.1	Indenture dated as of October 31, 2005 between NOVA Chemicals Corporation and U.S. Bank National Association (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated November 1, 2005).
7.2	Statement of Eligibility of the Trustee on Form T-1.
7.3	Registration Rights Agreement dated October 31, 2005, between NOVA Chemicals and Citigroup Global Markets Inc.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Nominees.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

        Concurrent with the filing of this Registrant Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any changes to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coraopolis, State of Pennsylvania, on December 22, 2005.

NOVA CHEMICALS CORPORATION
By:	/s/ JEFFREY M. LIPTON
Jeffrey M. Lipton (President and Chief Executive Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Lipton, Jack S. Mustoe, and Larry A. MacDonald, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on December 22, 2005.

Signature	Title

/s/ JEFFREY M. LIPTON Jeffrey M. Lipton	President and Chief Executive Officer and a Director (principal executive officer)
/s/ LAWRENCE A. MACDONALD Lawrence A. MacDonald	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ JERALD ALLEN BLUMBERG Jerald Allen Blumberg	Director
/s/ DR. FRANK PETER BOER Dr. Frank Peter Boer	Director

III-2

/s/ JACQUES BOUGIE, O.C. Jacques Bougie, O.C.	Director
/s/ DR. JOANNE V. CREIGHTON Dr. Joanne V. Creighton	Director
/s/ ROBERT EMMET DINEEN, JR. Robert Emmet Dineen, Jr.	Director
/s/ LOUIS YVES FORTIER, C.C., Q.C. Louis Yves Fortier, C.C., Q.C.	Director
/s/ KERRY LLOYD HAWKINS Kerry Lloyd Hawkins	Director
/s/ ARNOLD MARTIN LUDWICK Arnold Martin Ludwick	Director
/s/ J. E. NEWALL, O.C. J. E. Newall, O.C.	Chairman
/s/ JAMES MARK STANFORD, O.C. James Mark Stanford, O.C.	Director

III-3

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of NOVA Chemicals Corporation in the United States, in Coraopolis, State of Pennsylvania, on the 22nd day of December, 2005.

NOVA CHEMICALS INC.
By:	/s/ JACK S. MUSTOE
Jack S. Mustoe Vice President

III-4

EXHIBIT INDEX

Exhibit Number	Description
4.1	Annual Information Form of NOVA Chemicals dated March 1, 2005 for the year ended December 31, 2004 (incorporated by reference from NOVA Chemicals' Report on Form 40-F for the year ended December 31, 2004).
4.2	Management Proxy Circular of NOVA Chemicals dated February 16, 2005 (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated March 1, 2005).
4.3	Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and nine months ended September 30, 2005 and 2004 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated October 19, 2005).
4.4	Earnings Coverage Ratio calculations at December 31, 2004 and September 30, 2005.
5.1	Consent of Ernst & Young LLP.
5.2	Consent of Jack S. Mustoe, Senior Vice President, Legal, General Counsel and Corporate Secretary of NOVA Chemicals Corporation.
5.3	Consent of Orrick, Herrington & Sutcliffe LLP.
6.1	Power of Attorney (included on the signature pages to this Registration Statement).
7.1	Indenture dated as of October 31, 2005 between NOVA Chemicals Corporation and U.S. Bank National Association (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated November 1, 2005).
7.2	Statement of Eligibility of the Trustee on Form T-1.
7.3	Registration Rights Agreement dated October 31, 2005, between NOVA Chemicals and Citigroup Global Markets Inc.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Nominees.

III-5

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
PRESENTATION OF FINANCIAL INFORMATION
MARKET AND INDUSTRY DATA
EXCHANGE OFFER SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE CORPORATION
INTERCORPORATE RELATIONSHIPS
USE OF PROCEEDS
EARNINGS COVERAGE RATIO
CHANGES IN SHARE AND LOAN CAPITAL STRUCTURE
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
PLAN OF DISTRIBUTION
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
RATINGS DISCLOSURE
LEGAL MATTERS
EXPERTS
LIST OF DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX